Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of InterOil Corporation of our report dated March 17, 2015, relating to the consolidated balance sheets as at December 31, 2014, 2013 and 2012, the consolidated statements of income, comprehensive income, changes in equity and cash flows for the years then ended, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2014, which appears in the Annual Report to Shareholders, which is Exhibit 2 to the Form 40-F of InterOil Corporation for the year ended December 31, 2014, dated March 17, 2015.

We also consent to the reference to our firm under the headings “Experts” and “Auditors, Transfer Agent and Registrar” in the prospectus.

/s/ PricewaterhouseCoopers
Sydney, Australia
June 8, 2015